Exhibit 10.2
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of this 1st day of June, 2011 is by and between Corrections Corporation of America, a Maryland corporation with its principal place of business at 10 Burton Hills Boulevard, Nashville, Tennessee (the “Company”), and Harley G. Lappin, a resident of Annapolis, Maryland (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Executive has been engaged by the Company to serve as its Executive Vice President and Chief Corrections Officer; and
     WHEREAS, the Company and the Executive now desire to enter into this Agreement and set forth the terms and conditions of the Executive’s employment with the Company.
     NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:
     1. Employment. The Executive shall serve as Executive Vice President and Chief Corrections Officer of the Company and such other office or offices to which Executive may be appointed or elected by the Board of Directors. Subject to the direction and supervision of the Board of Directors of the Company, the Executive shall perform such duties as are customarily associated with the office of Executive Vice President and Chief Corrections Officer and such other offices to which Executive may be appointed or elected by the Board of Directors. The Executive’s principal base of operations for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company located in Nashville, Tennessee. The Executive agrees to abide by the Company’s Charter and Bylaws as in effect from time to time and the direction of its Board of Directors except to the extent such direction would be inconsistent with applicable law or the terms of this Agreement.
     2. Term. Subject to the provisions of termination as hereinafter provided, the initial term of the Executive’s employment under this Agreement shall begin on the date hereof and shall terminate on December 31, 2011 (the “Initial Term”). Unless the Company notifies the Executive that his employment under this Agreement will not be extended or the Executive notifies the Company that he is not willing to extend his employment, the term of his employment under this Agreement shall automatically be extended for a series of three (3) additional one (1) year periods on the same terms and conditions as set forth herein (individually, and collectively, the “Renewal Term”). The Initial Term and the Renewal Term are sometimes referred to collectively herein as the “Term.”
     3. Notice of Non-Renewal. If the Company or the Executive elects not to extend the Executive’s employment under this Agreement, the electing party shall do so by notifying the other party in writing not less than sixty (60) days prior to the expiration of the Initial Term, or sixty (60) days prior to the expiration of any Renewal Term. The Executive’s date of termination, for purposes of this Agreement, shall be the date of the Company’s last payment to the Executive. For the purposes of this Agreement, the election by the Company not to extend the Executive’s employment hereunder for any renewal term shall be deemed a termination of the Executive’s employment without “Cause,” as hereinafter defined.
     4. Compensation.
     4.1 Base Salary. The Company shall pay the Executive an annual salary (“Base Salary”) of Three Hundred Thousand and No/100 dollars ($300,000.00) per annum, which shall be payable to the Executive hereunder in accordance with the Company’s normal payroll practices, but in no event less often than bi-weekly. Commencing at such time during 2012 when annual compensation for 2012 is reviewed and considered and following each year of the Executive’s employment with the Company thereafter, the Executive’s compensation will be reviewed by the Board of Directors of the Company, or a committee or subcommittee thereof to which compensation matters have been delegated, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Board of Directors of the Company, or any such committee or subcommittee, in their sole discretion, may increase the Executive’s compensation to any amount it may deem appropriate.
     4.2 Bonus. In the event both the Company and the Executive each respectively achieve certain financial performance and personal performance targets, as established by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, of the Company pursuant to a cash compensation incentive plan or similar plan established by the Company, the Company shall pay to the Executive an annual cash bonus during the Term of this Agreement pursuant to the terms of such plan. This bonus, if any, shall be paid to the Executive by March 15 of the year following the year in which the services which gave rise to the bonus were performed; provided, however, that if the Company is unable to determine the amount of such bonus prior to such date, then such bonus shall be paid no later than December 31 of such year. The Board of Directors of the Company, or applicable committee or subcommittee, may review and revise the terms of the cash compensation incentive plan or similar plan referenced above at any time, after taking into consideration both the performance of the Company and the personal performance of the Executive, among other factors, and may, in their sole discretion, amend the cash compensation incentive plan or similar plan in any manner it may deem appropriate; provided, however, that any such amendment to the plan shall not affect the Executive’s right to participate in such amended plan or plans.
     4.3 Benefits. The Executive shall be entitled to four (4) weeks of paid vacation annually. In addition, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including unit purchase programs and unit option plans. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives. In addition, the Company shall pay, or reimburse Executive for, all membership fees and related costs in connection with Executive’s membership in professional and civic organizations which are approved in advance by the Company. Notwithstanding any other provision of this Section 4.3, the Executive shall be reimbursed for such expenses no later than December 31 of the year following the year in which such expenses were incurred.
     4.4 Expenses Incurred in Performance of Duties. The Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties under this Agreement upon evidence of receipt and in accordance with Company policies. Notwithstanding any other provision of this Section 4.4, the Executive shall be reimbursed for such expenses no later than December 31 of the year following the year in which such expenses were incurred.
     4.5 Withholdings. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.
     5. Termination of Agreement.
     5.1 General. During the term of this Agreement, the Company may, at any time and in its sole discretion, terminate this Agreement with or without Cause (as hereinafter defined) or upon a Change in Control (as hereinafter defined), effective as of the date of provision of written notice to the Executive thereof.
     5.2 Effect of Termination With Cause. If the Executive’s employment with the Company shall be terminated with Cause: (i) the Company shall pay the Executive his Base Salary earned through the date of termination of the Executive’s employment with the Company (the “Termination Date”); and (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive.
     5.3 Definition of “Cause.” For purposes of this Agreement, “Cause” shall mean: (i) the death of the Executive; (ii) the permanent disability of the Executive, which shall be defined as the inability of the Executive, as a result of physical or mental illness or incapacity, to substantially perform his duties pursuant to this Agreement for a period of one hundred eighty (180) days during any twelve (12) month period; (iii) the Executive’s conviction of a felony or of a crime involving dishonesty or moral turpitude, including, without limitation, any act or crime involving misappropriation or embezzlement of Company assets or funds; (iv) willful or material wrongdoing by the Executive, including, but not limited to, acts of dishonesty or fraud, which could be expected to have a materially adverse effect, monetarily or otherwise, on the Company or its subsidiaries or affiliates, as determined by the Company and its Board of Directors; (v) material breach by the Executive of a material obligation under this Agreement or of his fiduciary duty to the Company or its stockholders; or (vi) the Executive’s intentional violation of any applicable local, state or federal law or regulation affecting the Company in any material respect, as determined by the Company and its Board of Directors. Notwithstanding the foregoing, to the extent that any of the events, actions or breaches set forth above are able to be remedied or cured by the Executive, Cause shall not be deemed to exist (and thus the Company may not terminate the Executive for Cause hereunder) unless the Executive fails to remedy or cure such event, action or breach within twenty (20) days after being given written notice by the Company of such event, action or breach.
     5.4 Effect of Termination Without Cause. If the Executive’s employment with the Company is terminated without Cause, the Company shall pay to the Executive an amount equal to the Executive’s Base Salary, based upon the annual rate payable as of the date of termination, without any cost of living adjustments (the “Severance Amount”), which shall be payable as provided below. If the Executive is terminated under this Section 5.4 on or between January 1 and March 14 of any given calendar year during the Term, then the Severance Amount shall be payable for a period of one (1) year from the date of termination on the same terms and with the same frequency as the Executive’s Base Salary was paid prior to termination. If the executive is terminated under this Section 5.4 on or after March 15 and on or before December 31 of any given calendar year during the Term, then the Severance Amount shall be payable on the same terms and with the same frequency as the Executive’s Base Salary was paid prior to termination until March 14 of the following calendar year whereupon the remainder of the Severance Amount shall be paid in a lump sum payment to the Executive.
     5.5 Effect of Termination Upon a Change in Control. If the Executive’s employment with the Company is terminated upon a Change in Control, the Company shall (i) pay to the Executive a one-time payment, to be paid within sixty (60) days of the date of termination (or, if earlier, by March 15 of the year following the year in which the Change in Control occurs), in an amount equal to 2.99 times the Executive’s Base Salary, based upon the annual rate payable as of the date of termination, without any cost of living adjustments; and (ii) continue to provide hospitalization, health, dental care, and life and other insurance benefits to the Executive for a period of one (1) year following such termination on the same terms and conditions existing immediately prior to termination, with the costs of such benefits (including the Company’s portion of any premiums) paid by the Company on the Executive’s behalf included in the Executive’s gross income. In addition to the foregoing, a material reduction in the duties, powers or authority of the Executive as an officer or employee of the Company within one-hundred eighty (180) days following a Change in Control shall be considered a termination upon a Change in Control for purposes of this paragraph (a “Good Reason Termination”). A termination under the circumstances listed in the previous sentence shall be a Good Reason Termination only if (A) the Executive notifies the Company of the existence of the condition that otherwise constitutes a Good Reason Termination within ninety (90) days of the initial existence of the condition, (B) the Company fails to remedy the condition within thirty (30) days following it’s receipt of Executive’s notice of Good Reason Termination and (C) the Executive terminates employment with the Company due to the condition within two years of the initial existence of such condition.
     5.6 Definition of a “Change of Control”. “Change of Control” shall mean the occurrence of any of the following events:
     (i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or
     (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or
     (iii) during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the directors of the Company then still in office who were (i) directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a person other than the Board of Directors of the Company, or (b) designated by a person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below; or
     (iv) a complete liquidation or dissolution of the Company; or
     (v) the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary).
     5.7 Resignation by the Executive. The Executive shall be entitled to resign his employment with the Company at any time during the term of this Agreement. If the Executive resigns his employment with the Company for any reason other than as set forth in Section 5.5 herein: (i) the Company shall pay the Executive his Base Salary earned through the date of termination of the Executive’s employment with the Company as the result of his resignation; and (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive.
     5.8 Section 409A. It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). Any payments delayed pursuant to this Section 5.8 shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or such earlier date that, as determined by the Committee, is sufficient to avoid the imposition of any Section 409A Taxes.
     6. Non-Competition, Non-Solicitation and Confidentiality and Non-Disclosure
     6.1 Non-Competition, Non-Solicitation. The Executive hereby covenants and agrees that during the Term of the Executive’s employment hereunder and for a period of one (1) year thereafter, Executive shall not, directly or indirectly: (i) own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity (each a “Competing Entity”) which has material operations which compete with any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of the Executive, proposes to engage; (ii) solicit any customer or client of the Company or any of its subsidiaries (other than on behalf of the Company) with respect to any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of the Executive, proposes to engage; or (iii) induce or encourage any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries; provided, that the Executive may, solely as an investment, hold not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity. The foregoing covenants and agreements of the Executive are referred to herein as the “Restrictive Covenant.” The Executive acknowledges that he has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 6.1, including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. The Executive further acknowledges that the Company would not have entered into this Agreement absent Executive’s agreement to the foregoing.
     In the event that, notwithstanding the foregoing, any of the provisions of this Section 6.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 6.1 relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court.
     6.2 Confidentiality and Non-Disclosure. In consideration of the rights granted to the Executive hereunder, the Executive hereby agrees that during the term of this Agreement and for a period of three (3) years thereafter to hold in confidence all information concerning the Company or its business, including, but not limited to contract terms, financial information, operating data, or business plans or models, whether for existing, new or developing businesses, and any other proprietary information (hereinafter, collectively referred to as the “Proprietary Information”), whether communicated orally or in documentary or other tangible form. The parties to this Agreement recognize that the Company has invested considerable amounts of time and money in attaining and developing all of the information described above, and any unauthorized disclosure or release of such Proprietary Information in any form would irreparably harm the Company.
     7. Indemnification. The Company shall indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the Charter or Bylaws of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive’s service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as an officer or employee of an affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of his breach of the provisions of any employment agreement with a third party that has not been disclosed by the Executive to the Company. The provisions of this Section 7 shall specifically survive the expiration or earlier termination of this Agreement.
     8. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, transmitted by facsimile or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, and on the third (3rd) full business day following the date of the mailing, if mailed, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:

(i)	If to the Executive, to:

Harley G. Lappin

(ii)	If to the Company, to:

Corrections Corporation of America 10 Burton Hills Boulevard Nashville, Tennessee 37215 Attention: Chief Executive Officer Facsimile: (615) 263-3010
     9. Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.
     10. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive acknowledges that the services to be rendered by him are unique and personal, and the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.
     11. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes in full and in all respects any prior oral or written agreement between the parties with respect to Executive’s employment with the Company. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
     12. Controlling Law. This Agreement shall be governed and interpreted under the laws of the State of Tennessee.
     13. Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     14. Enforcement. If the Executive is the prevailing party in any dispute among the parties hereto regarding the enforcement of one or more of the provisions of this Agreement, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and other expenses incurred by him in connection with such dispute.
[signature page to follow]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

EXECUTIVE:

HARLEY G. LAPPIN

/s/ Harley G. Lappin

COMPANY:

CORRECTIONS CORPORATION OF AMERICA

By:	/s/ Damon T. Hininger
Name: Damon T. Hininger
Title: President & Chief Executive Officer